Exhibit 10.7

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on June 25, 2025 by and between Jean-Paul Kress (the “Executive”) and Vor Biopharma Inc. (the “Company”).

The Company desires to employ Executive and, in connection therewith, to compensate Executive for Executive’s personal services to the Company; and

Executive wishes to be employed by the Company and provide personal services and certain covenants to the Company in return for certain compensation and benefits.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1. EMPLOYMENT BY THE COMPANY.

1.1 Position. Subject to the terms set forth herein, the Company agrees to employ Executive initially in the position of Chief Executive Officer, and Executive hereby accepts such employment. The Company expects that concurrent with Executive being named as Chief Executive Officer, he will also be appointed to the Board of Directors (the “Board”) and be appointed as Chair. The Company agrees to take all reasonable and necessary measures to advance his candidacy as such with the Nominating & Corporate Governance Committee of the Board.

1.2 Start Date. Executive’s employment with the Company shall commence on upon the closing of the transactions contemplated under the Securities Purchase Agreement dated June 25, 2025, by and between the Company and the investors identified therein (the “Transaction”), or such other later date mutually agreed to in writing by Executive and the Company. The date Executive actually commences working for the Company is referred to as Executive’s “Start Date.” Prior to the Start Date or in the event that (i) the Transaction does not close or (ii) Executive otherwise does not commence employment with the Company under this Agreement, the Company shall have no obligation to provide Executive with compensation and benefits (including, but not limited to, the “Severance Benefits” stated in Section 6.1, 6.2 or 6.3).

1.3 Duties. Executive will report to the Board, performing such duties as are normally associated with Executive’s position, subject to the oversight and direction of the Board or the Board’s designee. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company. Executive shall perform Executive’s duties under this Agreement principally out of Cambridge, MA or such other location as is the headquarters of the Company. In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4 Company Policies and Benefits. The employment relationship between the parties shall be subject to the Company’s personnel policies and procedures as they may be established, interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will remain eligible to participate on the same basis as similarly-situated Executives in the Company’s benefit plans in effect from time to time during Executive’s employment. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2. COMPENSATION.

2.1 Salary. Executive shall receive for Executive’s services to be rendered under this Agreement an initial base salary of $700,000 on an annualized basis, subject to review and adjustment by the Company in its sole discretion, and payable subject to standard federal and state payroll withholding requirements in accordance with the Company’s standard payroll practices (“Base Salary”). Executive’s Base Salary shall be subject to annual review by the Board or a committee thereof and may be increased (but not decreased) at the Board’s discretion. After any such increase in Base Salary, the term “Base Salary” shall refer to the increased amount.

2.2 Annual Discretionary Bonus. Executive will be eligible to be awarded a discretionary annual cash bonus with a target of sixty percent (60%) of Executive’s then-current Base Salary, subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard payroll withholding requirements (“Target Bonus”). Whether or not Executive is awarded any bonus will be dependent upon (a) the achievement of the applicable performance goals, as determined by the Board in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the last date of the applicable performance period. The bonus may be greater or lesser than the Target Bonus and may be zero. The bonus, if any, will be paid on or before March 15 of the year following the applicable performance period. In the event Executive’s Base Salary is increased during an applicable bonus year, any bonus Executive is eligible to receive for that year (as a percentage of Executive’s Base Salary) will be calculated such that the modified Base Salary rate only applies to the period of time from the effective date of the Base Salary adjustment through the end of the applicable bonus year (and the prior Base Salary rate applies to the period before the Base Salary adjustment). The Board will determine in its sole discretion the extent to which Executive has achieved the performance goals upon which the bonus is based and the amount of the bonus, if any.

2.3 Signing Bonus. Subject to Executive commencing work on the Start Date, the Company will pay Executive a lump sum cash signing bonus of $400,000 (the “Signing Bonus”), subject to applicable tax withholdings, to be paid as an advance on the first payroll date after the Start Date. The Signing Bonus will be earned upon Executive’s continuous employment for the twelve (12) months following the Start Date. If Executive is terminated for Cause (as defined herein) or if Executive resigns without Good Reason (as defined herein) within the first twelve (12) months after the Start Date, the bonus is not earned and therefore Executive will be required to repay the after-tax value of the signing bonus. In this instance, Executive must repay the signing bonus within thirty (30) days of Executive’s last day of employment. If Executive fails to timely and fully repay the Signing Bonus, the Company will be entitled to its reasonable attorneys’ fees and costs incurred to recover such amount. For the avoidance of doubt, the foregoing repayment obligation will not apply in the event Executive’s employment is terminated by reason of Executive’s death or Disability (as defined herein).

2.4 Stock Option. As soon as practicable following the Start Date and subject to approval of the Board, Executive will be issued an option to purchase 83,296,638 shares of the Company’s common stock (the “Option”). The Option shall have an exercise price per share equal to the fair market value per share of the Company’s common stock as of the date of grant and shall be governed in all aspects by the Vor Biopharma Inc. Amended and Restated 2021 Equity Incentive Plan, as amended and restated from time to time (“Equity Incentive Plan”) and the Company’s standard form of Stock Option Agreement between Executive and the Company. The Option shall be an incentive stock option to the extent permissible under Section 422 of the Internal Revenue Code. The Option shall vest according to the following schedule: 25% of the shares will vest as of one year from the date of grant, and the remaining 75% of the shares will then vest in substantially equal installments each month thereafter over the following 36 months, subject to continuous employment with the Company through each such date. Notwithstanding anything herein to the contrary, effective as of the consummation of a Change in Control transaction in which the Company equity awards have not been continued, assumed or substituted for by the Company and/or the acquiror (or any affiliate of the acquiror) in connection with such Change in Control transaction, the vesting and exercisability of all equity awards that are held by Executive which are scheduled to vest solely based on the passage of time (the “Time-Based Equity Awards”) and all other outstanding unvested Company equity awards that are subject to performance-based vesting conditions (the “Performance-Based Equity Awards”, together with the Time-Based Equity Awards, the “Equity Awards”) in each case, that are held by Executive as of immediately prior to the consummation of the Change in Control (x) shall be deemed, in the case of Time-Based Equity Awards, vested and exercisable, and in the case of Performance-Based Equity Awards, deemed vested and exercisable at “maximum” levels of achievement.

2.5 Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy, as the same may be modified by the Board from time to time. The Company shall reimburse Executive for all customary and appropriate business-related expenses actually incurred and documented in accordance with Company policy, as in effect from time to time. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.6 Legal Fees. Following the Start Date, the Company shall pay (as soon as reasonably practicable following the Company’s receipt of an invoice from Executive), to the extent permitted by law, all reasonable legal fees and expenses up to $15,000 for advice and representation that Executive reasonably incurred as a result of evaluating and negotiating the terms of this Agreement (and the other documents referenced herein).

3. CONFIDENTIAL INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. As a condition of employment, Executive agrees to execute and abide by the Employee Confidential Information and Invention Assignment Agreement attached as Exhibit A (“Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

4. OUTSIDE ACTIVITIES DURING EMPLOYMENT. Except with the prior written consent of the Company, Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise that would interfere with Executive’s responsibilities and the performance of Executive’s duties hereunder, except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved in writing by the Company. This restriction shall not, however, preclude Executive (i) from owning less than one percent (1%) of the total outstanding shares of a publicly-traded company, (ii) from employment or service in any capacity with a subsidiary of the Company, or (iii) from serving on the board of directors of any company, including, without limitation, Sanofi S.A. or its affiliates, provided such service does not interfere with Executive’s duties under this Agreement. Executive agrees to promptly disclose to the Board his involvement in any activities contemplated by this Section 4.

5. NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and service as an executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6. TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company will remain at-will. Either Executive or the Company may terminate the employment relationship for any reason whatsoever at any time, with or without cause or advance notice. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1 Termination by the Company without Cause (not in connection with a Change in Control).

(a) The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time without “Cause” (as defined below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Sections 6.5 or 6.6 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b) If the Company terminates Executive’s employment at any time without Cause, then Executive shall be entitled to receive the Accrued Obligations (as defined below) and subject to Executive’s compliance with the obligations in Section 6.1(c) below, Executive shall also be eligible to receive the following severance benefits (the “Severance Benefits”):

(i) The Company will pay Executive an amount equal to Executive’s then current Base Salary for eighteen (18) months (the “Severance Period”), less all applicable withholdings and deductions, and paid in equal installments beginning on the Company’s first regularly-scheduled payroll date following the Release Effective Date (as defined below), with the remaining installments occurring on the Company’s regularly-scheduled payroll dates thereafter.

(ii) The Company will pay Executive a prorated Target Bonus for the year in which Executive’s employment terminates (calculated based on actual performance for the year), which Target Bonus is multiplied by a fraction the numerator of which is equal to the number of days Executive worked in the year in which Executive’s employment terminates and the denominator of which is equal to 365).

(iii) The Executive will have the right to exercise any outstanding options under the Equity Incentive Plan until the earlier of (A) one (1) year following the Separation from Service and (B) the applicable expiration date of the options.

(iv) If Executive timely elects continued coverage under COBRA for Executive and Executive’s dependents under the Company’s group health plans following such termination, then the Company shall pay the COBRA premiums necessary to continue Executive’s and his/her covered dependents’ health insurance coverage in effect for Executive (and Executive’s covered dependents) on the termination date until the earliest of: (i) the termination of the Severance Period; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act) or subject the Company or Executive to any additional taxes or tax penalties, then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his/her rights under COBRA or ERISA for benefits under plans and policies arising under his/her employment by the Company.

(c) Executive will be paid the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law. Executive shall receive the Severance Benefits pursuant to Section 6.1(b) of this Agreement if: (i) by the sixtieth (60th) day following the Executive’s termination date, Executive has signed and delivered to the Company a separation agreement in the form attached as Exhibit A (the “Release”) and which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) Executive holds any other positions with the Company or any affiliate, including a position on the Board, Executive resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) Executive returns all Company property; (iv) Executive is in compliance in all material respects with his/her post-termination obligations under this Agreement and the Confidential Information Agreement when any such Severance Benefits are due and payable; and (v) Executive complies with the terms of the Release, including without limitation any mutual non-disparagement and confidentiality provisions contained in the Release. To the extent that any of the Severance Benefits are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of the Severance Benefits will not be made or begin until the later calendar year.

(d) For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan.

(e) The Severance Benefits provided to Executive pursuant to this Section 6.1 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(f) For purposes of this Agreement, the term “Change in Control” shall have the meaning provided in the Equity Incentive Plan.

6.2 Resignation by Executive for Good Reason (not in connection with a Change in Control).

(a) Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined in Section 6.2(b) below).

(b) “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following conditions without Executive’s consent, after Executive’s provision of written notice to the Company of the existence of such condition (which notice must be provided as described in Section 7.1 within thirty (30) days of the initial existence of the condition and must specify the particular condition in reasonable detail), provided that the Company has not first provided notice to Executive of its intent to terminate Executive’s employment: (i) a material reduction in Executive’s Base Salary or Target Bonus opportunity; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a material breach by the Company of a term of an agreement between Executive and the Company concerning the terms and conditions of such Executive’s employment with the Company; or (iv) a material change in the geographic location at which the employee must perform services to the

Company (it being understood that any change of thirty (30) or more miles would be material). Notwithstanding the foregoing, Good Reason shall only exist if the Company is provided a thirty (30) day period to cure the event or condition giving rise to Good Reason, and it fails to do so within that cure period (and, additionally, Executive must resign for such Good Reason condition by giving notice as described in Section 7.1 within thirty (30) days after the period for curing the violation or condition has ended).

(c) In the event Executive resigns from Executive’s employment, then Executive shall be entitled to the Accrued Obligations and, provided Executive complies with the obligations in Section 6.1(c) of this Agreement (including the requirement to provide an effective Release), Executive shall also be eligible to receive the same Severance Benefits as described in Section 6.1 and on the same conditions as if Executive had been terminated by the Company without Cause.

6.3 Termination by the Company without Cause or Resignation by Executive for Good Reason in Connection with a Change in Control.

(a) In the event that the Company terminates Executive’s employment without Cause (as defined below) or Executive resigns for Good Reason either three (3) months prior to or within twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.1(c), including but not limited to the Release requirement and Executive’s continued compliance with Executive’s obligations to the Company under Executive’s Confidential Information Agreement, then Executive will be eligible for the following “Change in Control Severance Benefits:”

(i) The Company will provide Executive the Severance Benefits as described in and subject to conditions in Section 6.1(b)(i), but payable in lump sum, and Section 6.1(b)(iv) above, provided that, in each case, the references to “18 months” shall instead refer to “24 months.”

(ii) The Company will pay Executive 150% of the Target Bonus for the year in which Executive’s employment terminates, payable in lump sum.

(iii) Effective as of Executive’s Change in Control Termination Date, all Equity Awards that are held by Executive as of immediately prior to the Change in Control Termination Date and that were not previously vested pursuant to Section 2.4 of this Agreement (x) shall be deemed, in the case of Time-Based Equity Awards, vested and exercisable, and in the case of Performance-Based Equity Awards, deemed vested and exercisable at “maximum” levels of achievement, in each case, as of the later of (A) the Executive’s Change in Control Termination Date and (B) the effective date of the Release (the “CIC Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of the Executive’s Equity Awards that would otherwise be forfeited on the Executive’s Change in Control Termination Date will be delayed until the earlier of (A) the Release Effective Date (at which time acceleration will occur), or (B) the date that the Release can no longer become fully effective (at which time the unvested portion of the Executive’s Equity Awards will be forfeited) and (y) shall be exercisable until the earlier of (C)

one (1) year following the Change in Control Termination Date and (D) the original expiration date of such options (and, for clarity, if any unvested equity award is in the form of restricted stock where the unvested shares are subject to a share reacquisition or repurchase right on behalf of the Company upon Executive’s termination from employment or service (e.g., at the lower of the stock’s fair market value or the original purchase price), such unvested share reacquisition or repurchase right will lapse as to the shares of stock that otherwise are scheduled or are eligible to vest following the Change in Control Termination Date). Notwithstanding the foregoing, no additional time-based vesting of the Time-Based Equity Awards shall occur during the period between the Change in Control Termination Date and the CIC Accelerated Vesting Date.

6.4 Termination by the Company for Cause.

(a) The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 7.1 of this Agreement.

(b) “Cause” shall mean that Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other written agreement (including but not limited to restrictive covenants) between the Company and Executive; (ii) any commission of, or Executive’s plea of “guilty” or “no contest” to, a felony or crime involving moral turpitude under the laws of the United States or any other jurisdiction; (iii) material failure to comply with the Company’s written policies applicable to all senior executives of the Company which are provided to Executive prior to the date of such failure; or (iv) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (i), (iii), or (iv) hereof unless Executive has first received written notice from the Company specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate Executive’s employment for such grounds, and, if curable, Executive has failed to reasonably cure such grounds within a period of thirty (30) days from the date of such notice.

(c) In the event Executive’s employment is terminated at any time for Cause, Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5 Resignation by Executive (other than for Good Reason).

(a) Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 7.1.

(b) In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive Severance Benefits, Change in Control Severance Benefits, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.6 Termination by Virtue of Death or Disability of Executive.

(a) In the event of Executive’s death while employed pursuant to this Agreement, (i) all obligations of the parties hereunder shall terminate immediately, (ii) the Company shall, pursuant to the Company’s standard payroll policies, provide to Executive’s legal representatives all Accrued Obligations, and (iii) the vesting and exercisability of all Equity Awards that are held by Executive as of immediately prior to the Executive’s death (x) shall be deemed, in the case of Time-Based Equity Awards, vested and exercisable, and in the case of Performance-Based Equity Awards, deemed vested and exercisable at “target” levels of achievement.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive’s Disability. Termination by the Company of Executive’s employment based on “Disability” shall mean termination because Executive is unable due to a physical or mental condition to perform the essential functions of Executive’s position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on Executive’s Disability, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, (i) pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations, and (ii) the vesting and exercisability of all Equity Awards that are held by Executive as of immediately prior to the Executive’s termination for Disability (x) shall be deemed, in the case of Time-Based Equity Awards, vested and exercisable, and in the case of Performance-Based Equity Awards, deemed vested and exercisable at “target” levels of achievement.

6.7 Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.7, Executive will not receive the Severance Benefits, Change in Control Severance Benefits, or any other compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.8 Application of Section 409A. The parties intend that all compensation and benefits payable under this Agreement either satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), or comply with the requirements of Section 409A. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding anything to the contrary contained herein, if at the time of Executive’s separation from service within the meaning of Section 409A, the Company determines at the time of Executive’s separation from service that any payment or benefit to provided under this Agreement constitutes “deferred compensation” under Section 409A and if Executive is a “specified Executive” of the Company at such time, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance will be delayed until the earlier to occur of (a) the date that is six months and one day after Executive’s separation from service, and (b) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date” and such delayed payments and benefits the “Delayed Payments”), and the Company will (i) pay to Executive a lump sum amount equal to the sum of Delayed Payments that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the Delayed Payments had not been delayed pursuant to this Section 6.8 and (ii) commence paying the balance of the Delayed Payments in accordance with the applicable payment schedule set forth in Section 6.1. No interest shall be due on any amounts deferred pursuant to this Section 6.8.

6.9 Notice; Effective Date of Termination.

(a) Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i) immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.4(b)(vi) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii) immediately upon Executive’s death;

(iii) thirty (30) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full-time performance of Executive’s duties prior to such date;

(iv) ten (10) days after Executive gives written notice to the Company of Executive’s resignation, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v) for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.2(b).

(b) In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.10 Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, during the period Executive is receiving Severance Benefits, Executive shall reasonably cooperate with the Company in matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other executives as may be designated by the Company. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation) and will make reasonable efforts to accommodate Executive’s scheduling needs.

6.11 Excise Tax Adjustment.

(a) If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment provided pursuant to this Agreement (a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).

(b) Notwithstanding any provision of this Section 6.11 to the contrary, the Company shall cooperate in good faith with Executive to mitigate the 280G Payment such that any such payments or benefits or a portion thereof will not be deemed an “excess parachute payment” within the meaning of Section 280G of the Code. Notwithstanding any provision of this Section 6.11 to the contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause) shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(c) Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity, or group effecting the Change in Control transaction, the Company shall appoint a nationally recognized accounting or law firm or consultant to make the determinations required by this Section 6.11. The Company shall bear all expenses with respect to the determinations by such accounting or law firm or consultant to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm or consultant engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(d) If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 6.11(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 6.11(a)) so that no portion of the remaining Payment is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 6.11(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. GENERAL PROVISIONS.

7.1 Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or to Executive’s Company-issued email address or Executive’s email address as listed in Company records, or at such other address as the Company or Executive may designate by ten (10) days’ advance written notice to the other.

7.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3 Survival. Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

7.4 Waiver. If either party should waive any breach of any provisions of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.5 Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties will enter into a separate Confidential Information Agreement and may enter into separate agreements related to equity. These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.6 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.7 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.8 Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive’s estate upon Executive’s death.

7.9 Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the Commonwealth of Massachusetts.

7.10 Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of Executive’s employment with the Company or out of this Agreement, or Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Boston area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

VOR BIOPHARMA INC.

By:	/s/ Matt Patterson
Matt Patterson
Chairman, Board of Directors

Executive:

/s/ Jean-Paul Kress
Jean-Paul Kress

Exhibit A

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT